EXHIBIT 99.1

NewsRelease

TC PipeLines, GP Announces Retirement of
David Marshall from its Board of Directors

OMAHA, Nebraska – June 17, 2011 – (NASDAQ: TCLP) - TC PipeLines, LP (the Partnership) announces that David L. Marshall has resigned and retired from the Board of Directors of TC PipeLines, GP, Inc., general partner of the Partnership, effective June 30, 2011. Malyn K. Malquist, currently an independent member of the Board of Directors and a member of the Audit Committee, has been appointed to serve as chairman of the Audit Committee effective July 1, 2011 to fill the vacancy created by Mr. Marshall’s departure.

“David has been a strong member of our board since the Partnership’s inception back in 1999 serving as chairman of the Audit Committee and has been instrumental in helping us develop and grow over the years,” says Gregory Lohnes, Chairman, TC PipeLines, GP, Inc. “We thank him for all his support and guidance, and the significant contributions he has made during his tenure as a director. We wish him the very best in his retirement and all his future endeavors."

TC PipeLines, LP has interests in 5,560 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Enquiries:	Terry Cunha/Shawn Howard	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com